Exhibit 99.1

                           Fittipaldi Logistics, Inc.


FOR IMMEDIATE RELEASE
July 19, 2007

               FITTIPALDI LOGISTICS SATISFIES OBLIGATION TO LENDER

BOCA RATON, FL - July 19, 2007 - Fittipaldi Logistics, Inc. (OTC Bulletin Board:
FPLD), "dedicated to improving transportation and the environment through intelligent information management and time critical environmental solutions" ; announced today that it has satisfied all of its debt obligations to Cornell Capital and its affiliates. Further, Cornell has agreed to release all security interests in Fittipaldi Logistics or any of its subsidiaries assets. The agreement provides an immediate cash settlement of the debt. In addition all remaining shares are being held in escrow pending exercise of an option to purchase such securities.

Frank Reilly, CEO of Fittipaldi Logistics, said; "This deal is the initial step and cornerstone of our ongoing plan of action. When I accepted this position I stated that the beneficial restructuring of our debt was my first priority. Today we have kept a promise we made to ourselves and our stockholders. I am proud to announce that this transaction is now signed, sealed, and most significantly, delivered. "

About Fittipaldi Logistics, Inc.
Fittipaldi Logistics, Inc. is a technology company that specializes in providing pertinent, real-time information to the worldwide transportation and security industries. Our telematics solutions collect vehicle and container-based data and integrate it with information gathered from various disparate legacy systems across the supply chain. The data is then synthesized and reformatted into valuable, actionable information, and delivered to appropriate end-users across the logistics value chain through secure web-based applications. Specific offerings include: vehicle tracking, inventory/asset visibility, secure trucking, matching available freight with available trucks, and many others. In addition, through Fittipaldi Environmental Solutions, the company has adapted its product to provide critical information enabling verification of fuel savings and reduction of harmful emissions.

Contact Information:
Fittipaldi Logistics' Corporate Investor Relations
(866) 998-7557 x 301 email: ir@emmologic.com

This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section
21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding our current business plans, strategies and objectives that involve risks and uncertainties that could cause actual results to differ materially from anticipated results. The forward-looking statements are based on our current expectations and what we believe are reasonable assumptions; however, our actual performance, results and achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Factors, within and beyond our control, that could cause or contribute to such differences include, among others, the following: we have a history of losses and an accumulated deficit, expect losses to continue for the foreseeable future and will need to raise additional working capital in order to implement our business model and sustain our operations; the
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loss of one or more of our major customers could materially and adversely effect our future revenue and business operations; as well as those factors discussed under "Risk Factors" in our Annual Report on form 10-KSB filed on October 13, 2006 and various disclosures in other reports filed from time to time with the United States Securities and Exchange Commission.